Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-257817 and 333-237718) on Form S-8 of our report dated August 28, 2020, except as to Note 23, which is as of February 9, 2022, with respect to the consolidated and combined financial statements and financial statement schedule II of Madison Square Garden Entertainment Corp.

/s/ KPMG LLP
New York, New York
February 9, 2022